UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2016

InspireMD, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35731	26-2123838
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 Columbus Avenue Boston, Massachusetts	02116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 453-6553

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)3

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On September 6, 2016, the Board of Directors (the “Board”) of InspireMD, Inc. (the “Company”) appointed Thomas J. Kester as a Class 3 member of the Board, effective as of the same date, with a term expiring at the Company’s 2017 annual meeting of stockholders. In addition, Mr. Kester was appointed to serve as a member and the chairman of the Company’s audit committee. In connection with his appointment, Mr. Kester was granted an option to purchase 250,000 shares of the Company’s common stock (“Common Stock”) on September 6, 2016 at an exercise price equal to the closing fair market value of the Common Stock on the date of grant (the “Kester Option”), subject to the terms and conditions of the 2013 Long-Term Incentive Plan (the “Plan”). The Kester Option vests and becomes exercisable in three equal annual installments beginning on the one-year anniversary of the date of grant, provided that in the event that Mr. Kester is either (i) not reelected as a director at the Company’s 2017 annual meeting of stockholders, or (ii) not nominated for reelection as a director at the Company’s 2017 annual meeting of stockholders, the Kester Option vests in full and becomes exercisable on the date of Mr. Kester’s failure to be reelected or nominated. The Kester Option has a term of 10 years from the date of grant.

Item 8.01 Other Events.

On September 7, 2016, the Company issued a press release announcing the appointment of Mr. Kester. A copy of such press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release dated September 7, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InspireMD, Inc.

Date: September 8, 2016	By:	/s/ Craig Shore
	Name:	Craig Shore
	Title:	Chief Financial Officer